                                                                    EXHIBIT 11.1


                                                                     [SIFY LOGO]



Dear Associate,


The details of Code of Conduct & Conflict of Interest Policy of our Company are enclosed.

At Sify, we expect all associates to conduct themselves in a manner that enhances the image & reputation of the organisation. We also expect that our associates conduct business activities in a manner that does not create a conflict of interest between the associate and the company.

While you may be called upon to make decisions on behalf of the organisation, you need to make such decisions within the Policy framework that has been outlined in the booklet. While the Policy has attempted to cover a number of areas, it is obviously not comprehensive.

Kindly go through the book very carefully and understand its contents, especially in terms of how it applies to you.

Please sign the tear-off sheet at the end of the booklet in acknowledgement of your willingness to abide by the policy and submit it to HR as a part of joining formalities.


Regards,

/s/ R. Ramaraj

R. RAMARAJ
MANAGING DIRECTOR.

                                                                     [SIFY LOGO]



                                 CODE OF CONDUCT

THIS POLICY APPLIES TO ALL OF THE COMPANY'S DIRECTORS, OFFICERS AND EMPLOYEES ("ASSOCIATES"). THE COMPANY EXPECTS ASSOCIATES TO ADHERE TO THE POLICY WHILE CONDUCTING THE COMPANY'S BUSINESS.

ALL ASSOCIATES HAVE A DUTY TO REPORT ANY KNOWN OR SUSPECTED VIOLATIONS OF THIS POLICY, INCLUDING ANY VIOLATIONS OF THE LAWS, RULES, REGULATIONS OR POLICIES THAT APPLY TO THE COMPANY. IF YOU KNOW OF OR SUSPECT A VIOLATION OF THIS POLICY, IMMEDIATELY REPORT THE CONDUCT TO YOUR SUPERVISOR. YOUR SUPERVISOR WILL CONTACT THE SBU HEAD/MANAGING DIRECTOR, WHO WILL WORK WITH YOU AND YOUR SUPERVISOR TO INVESTIGATE YOUR CONCERN. IF YOU DO NOT FEEL COMFORTABLE REPORTING THE CONDUCT TO YOUR SUPERVISOR OR YOU DO NOT GET A SATISFACTORY RESPONSE, YOU MAY CONTACT THE SBU HEAD/MANAGING DIRECTOR DIRECTLY. ALL REPORTS OF KNOWN OR SUSPECTED VIOLATIONS OF THE LAW OR THIS POLICY WILL BE HANDLED SENSITIVELY AND WITH DISCRETION. YOUR SUPERVISOR, THE SBU HEAD/MANAGING DIRECTOR AND THE COMPANY WILL PROTECT YOUR CONFIDENTIALITY TO THE EXTENT POSSIBLE, CONSISTENT WITH LAW AND THE COMPANY'S NEED TO INVESTIGATE YOUR CONCERN.

ANY ASSOCIATE WHO VIOLATES THIS POLICY WILL BE SUBJECT TO APPROPRIATE DISCIPLINE, WHICH MAY INCLUDE TERMINATION OF EMPLOYMENT. THIS DETERMINATION WILL BE BASED UPON THE FACTS AND CIRCUMSTANCES OF EACH PARTICULAR SITUATION.

THE COMPANY PROHIBITS RETALIATION AGAINST ANY ASSOCIATE WHO, IN GOOD FAITH, SEEKS HELP OR REPORTS KNOWN OR SUSPECTED VIOLATIONS OF THIS POLICY. ANY REPRISAL OR RETALIATION AGAINST AN EMPLOYEE BECAUSE THE EMPLOYEE, IN GOOD FAITH, SOUGHT HELP OR FILED A REPORT WILL BE SUBJECT TO DISCIPLINARY ACTION, INCLUDING POTENTIAL TERMINATION OF EMPLOYMENT.

THE COMPANY'S POLICY IS AS FOLLOWS:

o Carryout one's roles and responsibilities effectively and efficiently to maximize business for the Company.

o   Follow all policies, procedures and internal control systems of the Company.

o Obey all applicable laws, rules and regulations while carrying out one's work.

o   Behave with integrity and honesty.

o   Accept accountability.

o   Communicate openly.

o   Treat people fairly and with dignity and respect.

                                                                     [SIFY LOGO]

o Handle all customer contacts with the highest standard of professionalism and courtesy.

o   Report to work/external meetings/training as scheduled.

o Effectively utilize one's time at work and avoid spending it on personal activities and phone calls.

o   Keep superiors informed when leave of absence is required.

o Report to work in appropriate attire (in line with the Company's dress code).

THE COMPANY WILL NOT ACCEPT AND WILL NOT TOLERATE THE FOLLOWING BEHAVIOR FROM AN
ASSOCIATE:

o Being intoxicated on Company's premises or while conducting Company's business.

o Consuming alcoholic beverages either on the premises of the Company or Company business partners.

o Entering into fights either on the premises of the Company or Company business partners.

o Using rude, abusive or obscene language with a customer, business partner or a colleague. Disconnecting a customer's, business partner's or a colleague's call without providing appropriate services.

o Refusing to serve a customer or carryout reasonable orders (relating to work) of a superior.


Further, as a public company we are subject to various United States securities laws, regulations and reporting obligations. Both United States law and our policies require the disclosure of accurate and complete information regarding the Company's business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company's principal financial officers have a special responsibility to ensure that all of the Company's financial disclosures are full, fair, accurate, timely and understandable. These associates must understand and strictly comply with generally accepted accounting principles and the standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

                                                                     [SIFY LOGO]


                              CONFLICT OF INTEREST

GUIDELINES

An associate of the Company has a duty to avoid financial or other business relationships that might be adverse to the interests of the Company, create the appearance of (or have the potential of producing) conflicting loyalties or interests, or interfere with effective job performance.

The Company requires its associates to conduct business activities to the highest ethical standards and take action to avoid personal and business situations that create conflict, competition, or tension between the Company's interest and the interest or loyalty of the associate.

The Company requires that associates disclose any situation that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor and the SBU Head/Managing Director. Your supervisor and the SBU Head/Managing Director will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described below.

SOME EXAMPLES OF CONDUCT COVERED BY THIS POLICY THAT COULD CREATE POTENTIAL CONFLICT OF INTEREST:

o Associate shall not own a material interest in, or act as an officer, director, employee or consultant on behalf of any supplier, contractor, or customer of the company.

o The Company discourages gifts, trips, entertainment, loans or other favors from contractors, suppliers, customers or business partners. However, small business gifts of an advertising nature or reasonable business entertainment in the course of Company's business may be accepted where the value of the gift or business activity does not exceed Rs. 1000. If the gift or business entertainment exceeds the limits of this Policy, the associate should seek the approval of the SBU Head/Managing Director.

o Associates shall not use information, or Company facilities and assets in a manner that will be detrimental to the Company. An associate shall not use for his or her own benefit information developed through Company's research or development activities, or disclose confidential or unpublished information obtained through associates connected with the Company, during the course of employment or even after separating from the services of the Company.

o Associate shall not be employed gainfully elsewhere or take a part-time job without the explicit permission of the Management.

                                                                     [SIFY LOGO]


o Associate shall not use Company's assets or facilities for their personal benefit. The Company's assets and facilities referred to in this policy include but are not limited to computer hardware and software, communications facilities and Company provided access to the Internet.

o Associate shall be responsible for protecting the company's Intellectual property, Copyrights and Proprietary information. Proprietary information is any information created, acquired or controlled by the Company, which the Company has determined should not be published or released to others. It includes, but is not limited to, financials, billing records, unannounced products and services, technical information, sales and marketing data and employee records.

o Associate shall also protect the proprietary information and copyrights of the Company's business partners or products used by the company.

o Associate shall not seek to own or acquire property or interests through the use of confidential or unpublished Company information. Associates should not attempt to own any interest or property where the value of the property is likely to be influenced by Company's action.

o Associate shall not convert business opportunities, which are reasonably anticipated to be of interest to the company, for his or her own benefit, nor divert such opportunities for the benefit of others.

o Associates shall not own (directly or indirectly) any material interest in the enterprise of a competitor of the Company. In addition, no associate should act as a director, office partner, consultant, employee or agent of any enterprise in competition with the Company or its business partners.

o When an associate leaves the Company, all the documents and records containing proprietary information must be returned to the Company.

o Even after employment ends, the former associate will continue to be obliged not to divulge any proprietary information to any other person, party or competitor for a period of one year from the date of separation from the Company.


WAIVERS OF THIS POLICY FOR ANY ASSOCIATE MAY BE MADE ONLY BY AN EXECUTIVE OFFICER OF THE COMPANY. ANY WAIVER OF THIS POLICY FOR THE COMPANY'S DIRECTORS, EXECUTIVE OFFICERS OR OTHER PRINCIPAL FINANCIAL OFFICERS MAY BE MADE ONLY BY THE COMPANY'S BOARD OF DIRECTORS AND WILL BE PROMPTLY DISCLOSED TO THE PUBLIC TO THE EXTENT REQUIRED BY LAW OR THE RULES OF NASDAQ.

                                                                     [SIFY LOGO]



                                 ACKNOWLEDGEMENT


1. I acknowledge that I have received and read the policy titled "Company's Code of Conduct and Conflict of Interest" and I understand my employment with the company will be terminated if I violate the conditions stated in this Policy.

2. I acknowledge that I have read the policy on Conflict of interest and I agree;

       o Not to use any company facility or resources, including computer hardware and software, communications facilities and company access to the Internet in a manner detrimental to the Company or in violation of this Policy.

       o I will not use any information obtained from the Company in a manner detrimental to the Company. I will not make any unauthorized disclosure of confidential or published information, documents, or data obtained through or my association with the Company during the tenure with the Company or even after leaving the services of the Company as per the conditions of this policy.


I understand that the Policy on Conflict of Interest requires that I report in advance to my SBU Head/Managing Director any commitment on my part that might involve me in a conflict of interest of the kind set forth in the Policy.



Name:

Signature:

Date: